EXHIBIT 10.33
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           UNITED EMPLOYEES PERFORMANCE INCENTIVE PLAN


I.   PURPOSE

     A. General. In an effort to maintain a position of leadership in the fast-growing and highly competitive business segments in which UAL Corporation (the "Company") competes, it is necessary to promote the financial interests of the Company and its Subsidiaries, including its growth, by attracting and retaining certain highly qualified employees possessing outstanding ability, motivating such employees by means of performance related incentives, and providing incentive compensation opportunities which are competitive with those of major corporations. The United Employees Performance Incentive Plan (the "Plan") hereinafter described is designed to assist the Company in attaining these objectives.

     B.   Performance-Based Compensation.  With respect to Covered
          Awards, the Plan is intended to constitute a qualified performance-based compensation plan under Section 162(m)(4)(C) of the Code and shall be construed and administered so as to ensure such compliance.

     C. Deferred Awards. With respect to the Plan as it relates to the payment of Incentive Awards on a deferred basis pursuant to Paragraph VI(B), such portion of the Plan is intended to be (and shall be construed and administered as) an employee pension benefit plan that is unfunded and is maintained by the Company for a select group of management or highly compensated employees within the meaning of ERISA.

     D. Cash Bonus Plan. With respect to the Plan as it relates to the current payment of Incentive Awards pursuant to Paragraph VI(A), such cash bonus portion of the Plan is not intended to be (and shall not be construed and administered as) an employee benefit plan within the meaning of ERISA. Incentive Awards under this Plan are intended to be discretionary and shall not constitute a part of an employee's regular rate of pay.

II.  PLAN ADMINISTRATION

     A. Plan Administration. The Company or its delegate has the authority and responsibility to manage and control the general administration of the Plan, except as to matters expressly reserved in this Plan to either the Compensation Committee or the Compensation Administration Committee of the Board of Directors of the Company (as applicable, the "Committee"). This Plan is not intended to modify or limit the powers, duties or responsibilities of either the Board or the Committees as set forth under the UAL Corporation Restated Certificate of Incorporation. Determinations, decisions and actions of the Company or, if applicable, the Committee, in connection with the construction, interpretation, administration, or application of the Plan will be final, conclusive, and binding upon any Participant and any person claiming under or through the Participant. No employee of an Employer, any member of the Board, any delegate of the Board, or any member of the Committee will be liable for any determination, decision, or action made in good faith with respect to the Plan or any Incentive Award made under the Plan.

     B. Compensation Committee. The Compensation Committee shall have the sole authority and responsibility to review annually management's recommendations for the Selected Performance Objectives and Selected Performance Factors under the Plan, to select the Selected Performance Objectives and Selected Performance Factors for an Award Year; and to otherwise administer Incentive Awards (other than Covered Awards) payable to Officers.

     C. Compensation Administration Committee. The Compensation Administration Committee shall have the sole authority and responsibility under the Plan to establish and administer any Covered Award under the Plan, including establishment of the Selected Performance Objectives and Selected Performance Factors for an Award Year.

     D. Non-Assignability. A Participant's rights and interests in and to payment of any Incentive Award under the Plan may not be assigned, transferred, encumbered or pledged other than by will or the laws of descent and distribution; and are not subject to attachment, garnishment, execution or other creditor's processes.

     E. Amendment or Termination. Subject to the UAL Corporation Restated Certificate of Incorporation, the Plan may at any time be amended, modified, or terminated, as the Board in its discretion determines. Such amendment, modification, or termination of the Plan will not require the consent, ratification, or approval of any party, including any Participant. The Board or the Compensation Committee (and the Compensation Administration Committee in the case of a Covered Award) may amend the Selected Performance Objectives and/or the Selected Performance Factors as well as any Incentive Award (including increasing, decreasing or eliminating any or all Incentive Awards for an Award Year) prior to the payment of the Award (or the date payment would have been made but for a Participant's election to defer receipt) to the extent it deems appropriate for any reason, including compliance with applicable securities laws, local laws outside the U.S. if and to the extent international employees are Participants, the requirements of
          Section 162(m) of the Code and the pooling of interests requirements in connection with a merger. Notwithstanding the foregoing, to the extent the Compensation Administration Committee has expressly designated an Incentive Award as a Covered Award, the Compensation Administration Committee will not have any authority to amend or modify the terms of any Covered Award in any manner which would impair its deductibility under
          Section 162(m) of the Code.

     F.   No Contract of Employment.  Neither the Plan, nor any
          Incentive Award, constitutes a contract of employment, and participation in the Plan will not give any employee the right to be retained in the service of the Company or any Subsidiary or continue in any position or at any level of compensation.

     G. Controlling Law. This Plan and all determinations made and actions taken pursuant hereto to the extent not preempted by ERISA or other federal laws, will be governed and construed by the internal laws of the State of Illinois, except its laws with respect to choice of law.

     H. Beneficiary Upon Death. An Incentive Award which has been deferred pursuant to the provisions of Paragraph VI(B) shall be transferable at the Participant's death to the beneficiary designated by the Participant on forms prescribed by and filed with the Company. If no designation of a beneficiary has been made or is in effect, an Incentive Award payable to a Participant following his or her death shall be paid to the Participant's legal representative and shall be transferable by will or pursuant to the laws of descent and distribution.

     I. Compliance with Section 162(m) of the Code. To the extent any provision of the Plan or an Incentive Award or any action of the Compensation Committee or the Company as it relates to a Covered Award, may result in the application of Section 162(m)(1) of the Code to compensation payable to a Covered Employee, such provision or action shall be deemed null and void to the extent permitted by law and deemed advisable to the Compensation Administration Committee.

     J. Unfunded, Unsecured Obligation. A Participant's only interest under the Plan shall be the right to receive either a cash or Stock payment for an Incentive Award pursuant to the terms of the Incentive Award and the Plan. No portion of the amount payable to a Participant under this Plan shall be held by the Company or any Subsidiary in trust or escrow or any other form of asset segregation. To the extent that a Participant acquires a right to receive a cash or Stock payment under the Plan, such right shall be no greater than the right of any unsecured, general creditor of the Company, and no trust in favor of any Participant will be implied.

     K. International Employees. The Company may in its sole discretion extend participation in the Plan to international employees who do not satisfy the definition of Administrative Employee or Management Employee under this Plan. The terms of the Plan as applied to such employees shall be as set forth in an Exhibit to this Plan.

III. DEFINITIONS

Unless the context requires otherwise, the following terms when used with initial capitalization have the following meanings:

     A. Account -- A bookkeeping account maintained by the Company in the name of each Participant, which account shall consist of two subaccounts, one known as the "Cash Subaccount" and the other as the "Company Stock Subaccount."

     B. Administrative Employee -- An individual (i) who is classified by an Employer (without regard to any retroactive judicial or administrative reclassification of such individual) as an Administrative Employee (on other than a temporary reclassification basis), (ii) whose employment is for an indefinite period, (iii) who is employed in an Employer established job classification not covered by a collective bargaining agreement, and (iv) who is on the Employer's U.S. payroll and working regularly in the U.S.

     C. Award Year -- The calendar year for which Incentive Awards, if any, are calculated under the Plan.

     D.   Board -- The Board of Directors of the Company.

     E. Code -- The Internal Revenue Code of 1986, as from time to time amended including any related regulations.

     F. Committee - Committee means separately or collectively as applicable the Compensation Administration Committee and the Compensation Committee.

     G.   Company -- UAL Corporation.

     H.   Compensation -- Compensation means:

          1. With respect to a Participant who is not a Key and Senior Management Employee, the amount of a Participant's taxable wages for the Award Year, increased by the amount of his or her pre-tax elective contributions under any qualified Code
               Section 401(k) plan or Code Section 125 cafeteria plan
               (including any HMO premium deductions) for the Award Year, and decreased by any Incentive Award received under the Plan or comparable incentive compensation plan and the amount of any extraordinary payments such as moving expense reimbursements, Pride Awards and Code Section 125 cafeteria plan taxable reimbursements for the Award Year.

          2. With respect to a Key and Senior Management Employee, such Participant's annual base salary actually received for the Award Year, increased by the amount of his or her pre-tax elective contributions under any qualified Code Section 401(k) Plan or Code Section 125 cafeteria plan (including any HMO premium deductions), prorated for a partial year's participation.

     I. Compensation Administration Committee -- The Compensation Administration Committee is the Compensation Administration Committee of the Board as set forth in the UAL Corporation Restated Certificate of Incorporation, or such other committee appointed by the Board, in accordance with the requirements of the UAL Corporation Restated Certificate of Incorporation, to exercise the powers and perform the duties assigned to the Compensation Administration Committee under this Plan.

     J. Compensation Committee - The Compensation Committee is the Compensation Committee of the Board as set forth in the UAL Corporation Restated Certificate of Incorporation, or such other committee appointed by the Board, in accordance with the requirements of the UAL Corporation Restated Certificate of Incorporation, to exercise the powers and perform the duties assigned to the Compensation Committee under this Plan.

     K. Covered Award -- An Incentive Award (i) which will be paid to a Covered Employee, (ii) which the Compensation Administration Committee expressly designates as performance-based compensation intends to be fully deductible under Section 162(m) of the Code, and (iii) which will be paid following the shareholder approval required by Section 162(m)(4)(C)(ii) of the Code.

     L. Covered Employee -- An individual who is a "covered employee" within the meaning of Section 162(m)(3) of the Code.

     M. Employer -- The Company, United Air Lines, Inc., and any other Subsidiary which, with the approval of the Chief Executive Officer of the Company, has adopted this Plan.

     N.   ERISA -- The Employee Retirement Income Security Act of
          1974, as from time to time amended, including any related regulations.

     O.   Fair Market Value.  The Fair Market Value of a share of
          Stock on any date shall be equal to the five-day average of the average of the high and low prices of a share of Stock reported for New York Stock Exchange Composite Transactions for the applicable date or, if there are no such reported trades for such date, for the last previous date for which trades were reported, and the four previous dates for which trades were reported.

     P. Incentive Award -- The dollar value of an award made to a Participant as determined under the Plan.

     Q. Incentive Opportunity -- The amount, stated as a percentage of a Participant's Compensation, determined with respect to an Award Year (or partial Award Year in the case of participation for a partial year), that will be included in a Participant's Incentive Award formula under Paragraph V(A) of the Plan. If a Participant held more than one eligible position during the Award Year, his or her Incentive Opportunity will be separately determined based on each corresponding period of participation. The Incentive Opportunity for Participants who are Officers will be determined by the Compensation Committee, subject to the requirement under Paragraph IX(A) that the Compensation Administration Committee establish the Incentive Opportunity upon which a Covered Award is based.

     R. Individual Performance Goal -- The performance criteria or objectives established for a Participant for an Award Year for purposes of assisting the Company or the Compensation Committee in determining whether and to what extent an Incentive Award has been earned by such Participant for such Award Year.

     S. Individual Performance Modifier -- The numerical modifier (expressed as a percentage) determined for a Participant with respect to an Award Year, as follows:

          1. In the case of a Participant other than a Key and Senior Management Employee, the Individual Performance Modifier shall be 100%, provided the Company may reduce such Individual Performance Modifier based upon an evaluation of the Participant's performance during the Award Year.

          2. In the case of a Participant who is a Key and Senior Management Employee other than an Officer, the Individual Performance Modifier shall be determined by the Company and may be based, in whole or in part, upon an evaluation of the extent to which such Participant achieved his or her Individual Performance Goals established for that Award Year.

          3. In the case of a Participant who is an Officer other than an Officer who is to receive a Covered Award, the Individual Performance Modifier shall be determined by the Compensation Committee and may be based, in whole or in part, upon an evaluation of the extent to which such Participant achieved his or her Individual Performance Goals established for that Award Year.

          4. In the case of a Participant who is to receive a Covered Award, the Individual Performance Modifier shall in all cases be 120%, subject to the Compensation Administration Committee's discretionary authority under Paragraph IX(C) to reduce the amount of a Covered Award.

               A Participant's evaluation under Paragraphs III(S)(l), III(S)(2) and III(S)(3) above is wholly discretionary and subjective on the part of the Company or the Compensation Committee as applicable.

     T. Key and Senior Management Employee - Each Covered Employee, each Officer and each Management Employee who is designated by the Company as a Key and Senior Management Employee with respect to the Plan for an Award Year. Designation as a Key and Senior Management Employee will apply only for the Award Year for which the designation is made.

     U. Management Employee -- An individual (i) who is classified by the Employer (without regard to any retroactive judicial or administrative reclassification of such individual) as a Management Employee (on other than a temporary reclassification basis), (ii) whose employment is for an indefinite period, (iii) who is employed in an Employer established job classification not covered by a collective bargaining agreement, and (iv) who is on the Employer's U.S. payroll and working regularly in the U.S.

     V. Officer - Each officer of the Company, each officer of United Airlines Inc. reporting directly to the Chairman and Chief Executive Officer of the Company, and each senior officer of the Company's Subsidiaries designated by the Board.

     W.   Participant -- Each Administrative Employee, Management
          Employee or other international employee of an Employer who is designated as a Participant for an Award Year by the Company or the Committee.

     X. Performance Objectives - One or more objectively determinable measures established at the beginning of an Award Year related to specified levels of growth in, or peer company performance in, or relating to, customer satisfaction as measured by a Company sponsored customer survey; employee engagement or employee relations as measured by a Company sponsored employee survey; employee safety; employee diversity; financial performance as measured by sales, net income, profits (pre- and after-tax), adjusted pre-tax margin, earnings before interest and taxes, cash flow, earnings per share, reduction of fixed costs, economic value added, return on assets, return on capital, return on equity, shareholder return, cost of capital, debt reduction, productivity improvements; and operational performance as measured by load factor, passenger yield management, lost time incidents, baggage handling performance, or on-time performance. Performance Objectives may be described in terms of Company, Subsidiary, major business segments, division or departmental performance. Performance Objectives shall be stated in terms of Threshold, Target and Maximum levels. For other than Covered Awards, the Company may add other Performance Objectives not specifically listed above.

     Y. Plan -- The United Employees Performance Incentive Plan, as evidenced by this written instrument as may be amended from time to time.

     Z. Pre-Tax Earnings -- UAL Corporation's pre-tax earnings as determined under generally accepted accounting principles adjusted to exclude any items (whether gains or losses) otherwise included therein relating to (i) the UAL Corporation Employee Stock Ownership Plan, the UAL Corporation Supplemental ESOP, or the trusts relating thereto, (ii) the Company's 1988 and 1998 Restricted Stock Plans, (iii) for those Award Years in which the Company enters into labor contracts with ALPA or the IAM to replace contracts becoming amendable in 2000, any differential between the projected labor costs to the Company attributable to such contract(s) as determined by the Company prior to such Award Year and the actual labor costs to the Company attributable to such labor contract(s) and (iv) any event or occurrence that the Committee determines to be either not directly related to the operations of the Company or not within the reasonable control of the Company's management, but only to the extent such determination would not cause a Covered Award to not be deductible under Code Section 162(m).

    AA. Pre-Tax Profit Margin -- Pre-Tax Earnings divided by UAL Corporation's gross revenues as determined under generally accepted accounting principles adjusted to exclude any items otherwise included therein relating to any event or occurrence that the Committee determines to be either not directly related to the operations of the Company or not within the reasonable control of the Company's management, but only to the extent such determination would not cause a Covered Award to not be deductible under Code Section 162(m).

    BB.   Selected Performance Factors -- The numerical factors
          (expressed as a percentage) established by the Company relating to the Plan's Selected Performance Objectives for the Award Year and which correspond to the actual achievement of the Threshold, Target and Maximum Selected Performance Objectives for such Award Year. Subject to the provisions of Article IX with respect to a Covered Award, the Selected Performance Factors as they relate to Officers shall be established by the Compensation Committee. If the actual achievement of the Selected Performance Objective for an Award Year, as determined by the Company (or by the Compensation Administration Committee in the case of a Covered Award and the Compensation Committee as it relates to the Incentive Awards for Officers other than with respect to a Covered Award) shortly after the Award Year, is between the Threshold and Target or Target and Maximum Objectives, the Selected Performance Factor will be the amount determined by linear interpolation between the two corresponding Threshold, Target or Maximum Selected Performance Factors.

    CC. Selected Performance Objectives - One or more Performance Objectives selected for an Award Year. Subject to the provisions of Article IX with respect to a Covered Award, the Compensation Committee shall establish at the beginning of an Award Year the Selected Performance Objectives, including the Threshold, Target and Maximum levels for Officers, other than with respect to a Covered Award.

    DD.   Stock -- Shares of Common Stock of the Company par value
          $.01 per share, or any shares into which such shares are changed as contemplated in Paragraph VI(E)(2)(b).

    EE. Subsidiary -- Any entity, corporate or otherwise, in which the Company, directly or indirectly, owns or controls a greater than 50% interest.

IV.  PARTICIPATION

     A. Participants. Participants will be determined annually by the Company or the Committee from among the Management Employees, Administrative Employees, and other international employees of an Employer. Designation as a Participant will apply only for the Award Year for which the designation is made and may include a partial year.

     B. Termination of Employment. In order to be entitled to receive an Incentive Award for an Award Year, a Participant must be actively employed at the time the Incentive Award is paid or, in the case of a deferred Incentive Award, at the time such Award would have been paid but for the Participant's election to defer receipt of the Award; however, the Company (or the Committee, if applicable) may in its sole discretion pay an Incentive Award to a Participant who has terminated employment.

V.   COMPUTATION OF INCENTIVE AWARDS

     A.   Formula.   Subject to Paragraph B, a Participant's Incentive
          Award for an Award Year will be an amount equal to the Base Incentive Award under (1) and, if applicable, the Match Incentive Award under (2):

          1. Base Incentive Award. The Participant's Base Incentive Award is equal to the product of the following:

               (a)  The Participant's Incentive Opportunity;

               (b)  The Participant's Compensation;

               (c) The sum of the Selected Performance Factors for the Award Year; and

               (d)  The Participant's Individual Performance Modifier.

          2.   Match Incentive Award.  For any portion of an Incentive
               Award, the receipt of which has been deferred pursuant to Paragraph VI(B) for a period of at least five years following the Award Year and which is payable in the form of Stock, the Participant's Incentive Award will include a Match Incentive Award equal to 20% of such portion of the Participant's Base Incentive Award determined under (1) above.

     B. Covered Awards. A Covered Award shall be the greater of the Incentive Award determined under Paragraph A or an Incentive Award determined solely on the basis of a formula and one or more financial Performance Objectives as established by the Compensation Administration Committee prior to the Award Year (or at such later date as may be permissible under Code Section 162(m)), subject to the Compensation Administration Committee's discretionary authority under Paragraph IX(C) to reduce the amount of a Covered Award.

     C. Classification Changes. Appropriate adjustments and computations, including computations for a partial Award Year, may be made to reflect changes in a Participant's job classification, Individual Performance Modifier, or Selected Performance Factors during an Award Year. Subject to the provisions of Article IX with respect to Covered Awards, the Compensation Committee shall determine all such adjustments and computations relating to Incentive Awards for Officers.

     D. Threshold Limit. With respect to each Award Year, the Compensation Committee will determine before such Award Year a threshold level of Pre-Tax Profit Margin which must be obtained before any Incentive Award (other than a Covered Award) may be made to any Participant for such Award Year. The Compensation Administration Committee will establish such threshold level of Pre-Tax Profit Margin which must be obtained before any Covered Award may be made to a Covered Employee for such Award Year.

VI.  PAYMENT OF INCENTIVE AWARDS

     A.   Cash Payment.  Subject to Paragraph B below, payment of
          Incentive Awards will be made in cash as soon as practicable following the end of the Award Year, without interest.

     B. Election to Defer. A Participant who is a Key and Senior Management Employee and who is determined by the Company to be member of a select group of management or highly compensated employees ("top-hat group") as such group is determined under Sections 201(2), 301(a)(3) and 401(a)(1) of ERISA may make an irrevocable election, on or before the earlier of a date established by the Company or June 30 of the Award Year, to defer receipt of all or any portion of his or her Incentive Award to a subsequent calendar year. A Participant's deferred Incentive Award will be credited to his or her Account as of the date it would otherwise have been paid in cash and will be adjusted as provided in Paragraph E below. A Participant's election to defer will include an election to receive payment of all or a portion of such deferred Incentive Award in the form of cash or shares of Stock. If the Company reasonably determines that a Participant no longer qualifies as a member of a "top-hat group," the Company shall have the right, in its sole discretion, to (i) terminate any future deferrals by such Participant under this Plan, and/or
          (ii) immediately distribute the Participant's Account balance under the Plan.

     C.   Time for Payment of Deferred Incentive Award.   A
          Participant who has made an election to defer his or her Incentive Award will receive payment of his or her entire Account balance (except as limited by (3) below) on the earliest of the following:

          1. In the calendar year selected by the Participant in his or her irrevocable written election.

          2. As soon as practicable in the calendar year after the Participant's termination of employment with the Company and its Subsidiaries for any reason or no reason, provided that a transfer of employment among the Company or its Subsidiaries will not be considered a termination of employment.

          3. At the Participant's request and upon the occurrence of an "Unforeseeable Emergency", provided that a distribution pursuant to this clause shall not exceed the amount reasonably needed to satisfy the emergency need. For purposes of this paragraph, "Unforeseeable Emergency" shall mean a severe financial hardship to the Participant resulting from a sudden and unexpected illness or accident of the Participant or of his or her dependent (as defined in Section 152(a) of the Code), loss of the Participant's property due to casualty, or other similar extraordinary and unforeseeable circumstances arising as a result of events beyond the control of the Participant. The circumstances that will constitute an Unforeseeable Emergency will depend upon the facts of each case, but in no case will payment be made to the extent that such hardship is or may be relieved (i) through reimbursement or compensation by insurance or otherwise, (ii) by liquidation of the Participant's assets, to the extent the liquidation of such assets would not itself cause severe financial hardship, or
               (iii) by cessation of deferrals under the Plan.

          4. Any other time elected by the Participant, provided that upon making such an election, the Participant shall be entitled to receive only 90% of the amounts then credited to his or her Account under the Plan and shall forfeit the remaining 10% of such amount.

     D.   Modification of Time and Manner of Payment.
          Notwithstanding anything herein to the contrary and subject to the provisions of Article IX with respect to a Covered Award, the Compensation Committee shall have the right, in its discretion, to vary the manner (including payment in cash in lieu of shares of Stock) and time for making the distributions provided in Paragraph C above (but not defer any amount otherwise due), and may make such distributions in a lump sum or other payment method as it may deem appropriate, taking into account the Participant's or any beneficiary's age, health, physical or mental condition, dependents or lack of dependents, other sources of income or lack of same, and any other factors deemed relevant, provided, however, that such accelerated payment is not detrimental to the Participant. Nothing herein shall be construed to grant the Participant or any beneficiary the right to elect a modification of the time for receiving payments hereunder.

     E. Crediting and Adjustment of Account Balance. The amount of any Incentive Award a Participant has elected to defer and has elected to receive in shares of Stock shall be credited to his or her Company Stock Subaccount by crediting a number of stock units equal to such amount of the Incentive Award divided by the Fair Market Value of a share of Stock on the date the Incentive Award would otherwise have been paid in cash. The balance of the amount of the deferred Incentive Award shall be credited to his or her Cash Subaccount. A Participant's Account shall be adjusted as follows:

          1. As of the last day of each calendar quarter (each such date referred to herein as an "Accounting Date"), the Participant's Cash Subaccount shall be adjusted as follows:

               (a) first, the amount of any distributions made since the last preceding Accounting Date and attributable to the Cash Subaccount shall be charged to the Cash Subaccount;

               (b) next, the balance of the Cash Subaccount after adjustment in accordance with subparagraph (a) above, shall be credited with interest for the period since the last preceding Accounting Date computed at the prime rate as reported by The Wall Street Journal in effect at the end of each calendar quarter during the deferral period ending on the current Accounting Date, or if such date is not a business day, for the next preceding business day, except that, any credit which occurs after the Accounting Date shall be credited with interest for only the period following the credit.

          2. The Participant's Company Stock Subaccount shall be adjusted as follows:

               (a) as of the date on which shares of Stock are distributed to the Participant, the Company Stock Subaccount shall be charged with an equal number of stock units; and

               (b) as of the payment date for any dividend paid on Stock, the Company Stock Subaccount shall be credited with that number of additional stock units which is equal to the number obtained by multiplying the number of stock units credited to the Company Stock Subaccount on the dividend record date by the amount of the cash dividend or the fair market value (as determined by the Board of Directors) of any dividend in kind payable on a share of Stock and dividing that product by the then Fair Market Value of a share of Stock.

                    In the event of any merger, consolidation, reorganization, recapitalization, liquidation, reclassification, divestiture
                    (including spinoff), stock split, reverse stock split, combination of shares, rights offering, exchange, or any other similar change in the corporate structure or capitalization of the Company affecting the Stock, each Participant's Company Stock Subaccount shall be equitably adjusted in such manner as the Committee shall determine in its sole judgment. In determining what adjustment, if any, is appropriate the Committee may rely on the advice of such experts as it deems appropriate, including counsel, investment bankers and the accountants of the Company.

          3.   A Participant entitled to a Match Incentive Award under
               Paragraph V(A)(2) will receive a credit to his or her Company Stock Subaccount equal to such Match Incentive Award, but only if actual receipt of the related Base Incentive Award is deferred for a period of at least five years following the Award Year. Such credit will be effective as of the date the related Base Incentive Award is credited to the Participant's Company Stock Subaccount and will be paid to the Participant in the manner and at the time provided under Paragraph F below.

     F. Payment of Account Balance. Except as otherwise provided in Paragraphs II(D) or VI(D), and subject to Article VIII, the Participant's Account shall be payable to the Participant, as follows:

          1. The cash portion of the Participant's payment shall be equal to the balance of the Cash Subaccount.

          2. The Stock portion of the Participant's payment shall be a number of shares of Stock equal to the number of Stock units then credited to the Participant's Company Stock Subaccount, provided that the Fair Market Value of any fractional share of Stock shall be paid to the Participant in cash.

     G. Claim Procedure. For deferred Incentive Awards payable under the Plan, the Compensation Committee shall establish a claims procedure consistent with the requirements of ERISA.

     H. Limitation on Actions. Unless ERISA specifically provides otherwise, no civil action arising out of or relating to the payment of Incentive Awards under this Plan may be commenced by a Participant or beneficiary after three years from the occurrence of the facts or circumstances that give rise to, or form the basis for, such action.

VII. PAYMENT IN SHARES OF STOCK

     A. Source of Shares of Stock. The shares of Stock which shall be available for payment to Participants pursuant to the Plan shall be treasury shares (including, in the discretion of the Company, shares purchased in the open market).

     B. Compliance with Applicable Laws. Notwithstanding any other provision of the Plan, the Company shall have no obligation to deliver any shares of Stock under the Plan unless such delivery would comply with all applicable laws and the applicable requirements of any securities exchange or similar entity, and, in such event, payment shall be made in the form of cash. Prior to the delivery of any shares of Stock under the Plan, the Company may require, among other things, a written statement that the recipient is acquiring the shares for investment and not for the purpose of, or with the intention of, distributing the shares. If the redistribution of shares of Stock is restricted pursuant to this Paragraph B, the certificates representing such shares may bear a legend referring to such restrictions.

     C. No Shareholder Rights. The election to defer receipt of an Incentive Award and to receive payment in the form of shares of Stock does not entitle a Participant to any rights (including, without limitation, voting, transfer and rights to distributions) of an owner of shares of Stock which relate to the stock units credited to the Participant's Company Stock Subaccount.

VIII.WITHHOLDING TAXES

          Notwithstanding any of the foregoing provisions hereof, an Employer shall withhold from any payment to be made hereunder such amounts as it reasonably determines it may be required to withhold under any applicable federal, state or other law, and transmit such withheld amounts to the appropriate authorities. If cash payments under this Plan are not available to meet the withholding requirement, the Participant shall make available sufficient funds to meet the requirements of such withholding, and the Employer shall be entitled and authorized to take such steps as it may deem advisable, including but not limited to, withholding out of any funds or property due or to become due to the Participant, in order to have such funds made available to the Employer.

IX.  SPECIAL RULES FOR COVERED AWARDS

     Notwithstanding any other provision of this Plan to the contrary, the following provisions shall control with respect to any Covered Award:

     A.   Preestablished Incentive Opportunity and Performance
          Objectives. The Selected Performance Factors, Selected Performance Objectives, Incentive Opportunity, and the Threshold Limit under Paragraph V(D) upon which a Covered Award is based or subject shall be established by the Compensation Administration Committee in writing not later than 90 days after the commencement of the Award Year (or period of service as the case may be), provided that the outcome is substantially uncertain at the time the Compensation Administration Committee actually establishes such factors and the objectives upon which they are based (or at such earlier time as may be required or such later time as may be permissible under Section 162(m) of the Code).
          The Compensation Administration Committee shall not make Covered Awards based on Selected Performance Objectives not specifically provided under this Plan if it determines that use of such Performance Objectives would cause a Covered Award to not be deductible under Code Section 162(m).

     B. Certification of Performance Objectives. The Compensation Administration Committee shall determine and certify in writing prior to the payment or deferral of a Covered Award whether and to what extent the Selected Performance Objectives referred to in Paragraph A have been satisfied.

     C. Discretionary Reduction of Covered Award. Notwithstanding the foregoing, the Compensation Administration Committee may, in its sole discretion, reduce a Covered Award otherwise determined pursuant to the Plan.

     D. Limited Adjustments of Selected Performance Objectives. In the event of (a) any merger, consolidation, reorganization, recapitalization, liquidation, reclassification, stock dividend, stock split, reverse stock split, combination of shares, rights offering, extraordinary dividend or divestiture (including a spin-off), exchange, or any other similar change in the corporate structure or capitalization of the Company affecting the Stock, or (b) any purchase, acquisition, sale or disposition of a significant amount of assets or a significant business, in each case with respect to the Company or any other entity whose performance is relevant to the achievement of any Selected Performance Objective included in a Covered Award, the Compensation Administration Committee (or, if the Company is not the surviving corporation in any such transaction, a committee of the board of directors of the surviving corporation consisting solely of two or more "outside directors" within the meaning of
          Section 162(m)(4)(C)(i) of the Code) may, without the consent of any affected Participant, amend or modify the terms of any outstanding Award that includes any Selected Performance Objectives based in whole or in part on the financial performance of the Company (or any Subsidiary or division thereof) or such other entity so as equitably to reflect such event, such that the criteria for evaluating such financial performance of the Company or such other entity (and the achievement of the corresponding Selected Performance Objectives) will be substantially the same (as determined by the Compensation Administration Committee or such committee of the board of directors of the surviving corporation) following such event as prior to such event; provided, however, that any such change to any outstanding
          Covered Award pursuant to this Paragraph D must be made in such a manner that it is independently determinable by a hypothetical third party having knowledge of the relevant facts, and the Compensation Administration Committee shall take no action pursuant to this Paragraph D which would constitute an impermissible exercise of discretion within the meaning of
          Section 162(m) of the Code, or would otherwise cause the Covered Award to not be deductible under Section 162(m) of the Code.

     E. Changes Affecting Timing. No change shall be made to accelerate the payment of a Covered Award unless the amount of the Covered Award is discounted to reasonably reflect the time value of money. Further, no change shall be made to defer the payment of a Covered Award unless an increase in the amount paid with respect to such award is based on a reasonable rate of interest or on the actual returns on one or more predetermined actual investments (whether or not assets associated with the amount originally owed are actually invested therein).

     F. Maximum Amount. The maximum amount of any Covered Award, including the Match Incentive Award under Paragraph (V)(A)(2), payable to any Covered Employee with respect to an Award Year determined as of the time the Covered Award is paid or would have been paid absent an election to defer receipt, shall not exceed $3,000,000.